SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: February 1, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                     (415) 267-7000

    (Registrant's telephone number, including area code)


Item 5.  Other Events.

A.  Wholesale Power Payments

As previously disclosed, the financial condition of Pacific Gas and Electric Company (Utility), the California subsidiary of PG&E Corporation, deteriorates as the California power crisis continues. Due to the high wholesale power costs experienced since June 2000, the Utility has been unable to recover its procurement costs incurred on behalf of its retail electric customers from revenues collected through frozen rates, resulting in a $6.6 billion under-collection at December 31, 2000.

The Utility has payments of $437 million due to qualifying generators
(QFs) for December 2000 deliveries (slightly higher than the previously disclosed estimate of $420 million). In addition, as previously disclosed, the Utility has a net payment due to the California Power Exchange (PX) on February 1, 2001, for California Independent System Operator (ISO) November 2000 real-time energy purchases of $611 million. That amount is based on actual invoices and replaces the previously disclosed estimate of $583 million. (The payments due to the ISO and the PX are based on market price assumptions that are subject to change until the Utility receives the bill from the ISO and PX. These estimates are net of the Utility's expected generation revenues from deliveries of the Utility's generation to the ISO and the PX.) The Utility has notified QFs, the ISO, and the PX that, in light of the Utility's current financial situation, the Utility is unable to pay the full payments due and instead intends to make partial payments on a pro rata basis among QFs and the ISO based on the electric commodity portion of revenues collected through frozen rates. Under this approach, the total payments to the QFs for December 2000 deliveries and to the ISO for November 2000 deliveries will be $161 million.

B.  Liquidity Impacts and Financial Condition

As of January 31, 2001, the Utility's cash reserves are $828 million. After the January 17, 2001, downgrade of the Utility's ratings below investment grade, the banks terminated their outstanding commitments under the Utility's two credit facilities: a five year $1 billion facility and a $850 million 364-day facility. Although there were no borrowings under the $850 million agreement, the facility was fully utilized as back-up for the Utility's outstanding commercial paper. At the time of termination, January 23, 2001, the Utility had $938 million of borrowings under its $1 billion facility and $873 million in aggregate principal amount of commercial paper outstanding. Through February 1, 2001, the Utility has defaulted on $437 million of maturing commercial paper. Through February 28, 2001, an additional $294 million in commercial paper will come due and an additional $142 million of commercial paper will come due by March 30, 2001, which is the latest maturity date. Absent change in the current situation, the Utility expects to be unable to make principal payments on its maturing commercial paper.

As of January 31, 2001, PG&E Corporation's cash reserves are $347 million. After the downgrade of PG&E Corporation's credit ratings below investment grade, the banks terminated their outstanding commitments under PG&E Corporation's two credit facilities: a $436 million short-term facility and a $500 million long-term revolving credit facility. Although there were no borrowings under the $436 million facility, the facility was fully utilized to back up PG&E Corporation's commercial paper program. At the time of termination, January 17, 2001, there was approximately $434 million of debt outstanding under the $500 million facility and $501 million in aggregate principal amount of commercial paper outstanding. Through February 1, 2001, PG&E Corporation has defaulted on $289 million of maturing commercial paper. Through February 28, 2001, an additional $164 million in commercial paper will come due and an additional $48 million of commercial paper will come due by March 30, 2001, which is the latest maturity date. Absent change in the current situation, the Corporation expects to be unable to make principal payments on its maturing commercial paper.

In addition, following the default by PG&E Corporation on certain of its commercial paper obligations, lenders under certain project financings for various projects of the PG&E National Energy Group, Inc., provided notice to PG&E Corporation of their right to make a demand for payment of its capital commitments in the aggregate amount of up to approximately $500 million. If the lenders decide to exercise this right, PG&E Corporation may be unable to meet such capital commitments, resulting in a default under these agreements.

On January 19, 2001, Standard & Poor's further downgraded the ratings on PG&E Corporation's and the Utility's commercial paper programs to D from C to reflect the companies' failure to pay maturing commercial paper that came due on January 17, 2001. As a result of the defaults, the companies' long- and short-term corporate credit ratings were also downgraded to D/D from CC/C.

Subject to the continuing uncertainties of the current situation, the Utility's intent is to pay its ongoing costs of doing business while seeking resolution of the wholesale power crisis, including making regular interest payments, when due for its floating rate notes ($1.24 billion outstanding), 7.375 percent senior notes ($680 million outstanding), medium-term notes ($287 million outstanding), mortgage bonds ($3.37 billion outstanding), pollution control bonds ($1.61 billion outstanding), and bank debt ($938 million outstanding). An event of default has occurred under the indentures for the floating rate notes and senior notes entitling the indenture trustees to accelerate the repayment of the debt. With respect to the medium-term notes, the trustee is entitled to accelerate the notes, after providing a 30-day notice period, if an acceleration of other debt exceeding $10 million has occurred. The Utility's non-payment of commercial paper exceeding $100 million is an event of default under various underlying agreements under which certain providers of credit support for the pollution control bonds are entitled to request that the trustees under the related indentures accelerate repayment of the bonds. With respect to the Utility's commercial paper, the Utility intends, subject to the continuing uncertainties, to accrue interest on the suspended commercial paper beyond the original maturity date, with the goal of eventually paying principal plus interest through the date of payment.

PG&E Corporation is examining the possible restructuring of its bank loans and commercial paper. In the meantime, no assurance can be given that principal and interest payments will be made, pending further developments in the California power crisis.

C.  Federal Lawsuit

As previously disclosed, the Utility has filed a lawsuit in the U.S. District Court for the Northern District of California in San Francisco against the California Public Utilities Commission (CPUC), asking the court to declare that the federally-approved wholesale power costs the Utility has incurred to serve its distribution customers are recoverable in retail rates. The action states that the wholesale power costs which the Utility has prudently incurred are included in filed rates which the Federal Energy Regulatory Commission (FERC) has authorized and approved, and that under the United States Constitution and numerous federal and state court decisions, such costs cannot be disallowed by state regulators. Southern California Edison (SCE) has filed a similar suit against the CPUC which is pending in the U.S. District Court for the Central District of California. On January 8, 2001, the judge in SCE's case issued a ruling which denied the CPUC's motion to dismiss the complaint, finding that the claims asserted by SCE were ripe for federal judicial action and that postponing judicial action would have a ruinous effect in light of the CPUC's previous rulings. The judge also heard argument on SCE's motion for summary judgment in which SCE argued that the filed rate doctrine pre-empted the CPUC's rulings prohibiting SCE's recovery of its reasonably incurred power procurement costs. Although the judge denied SCE's motion for summary judgment finding that a trial is needed on the question of whether SCE's power purchases were prudent, the judge favorably decided key merit issues relating to the filed rate doctrine that are also relevant to the Utility's lawsuit.

On January 29, 2001, an order was entered to transfer the Utility's lawsuit to the U.S. District Court for the Central District of California where SCE's lawsuit is pending. A judge of the U.S. District Court for the Northern District of California found that the two cases involve similar issues that can be adjudicated more quickly in the Central District, that transfer would give the Central District court the opportunity to consolidate the two cases, that transfer would avoid the risk of inconsistent rulings from different courts, and that convenience of the parties and witnesses weighed in favor of the transfer. The court also denied a motion filed by the Utility for a temporary restraining order (TRO), without prejudice to the Utility's right to bring a further application for a TRO at a later time. The Utility had filed the motion for a TRO on January 25, 2001, seeking an order allowing the Utility to commence recovering its going-forward wholesale procurement costs immediately. The Utility had asked in the alternative for the case to be transferred to the Central District of California. The court also ordered that The Utility Reform Network's
(TURN) motion to intervene, the CPUC's motion to dismiss, and the Utility's motion for partial summary judgement, be dismissed without prejudice to the parties' refiling them to be heard in the Central District court.

D.  Rate Stabilization Plan Proceeding

The Utility has filed an application for rehearing of the CPUC's January 4, 2001 decision denying the Utility's emergency request for a rate increase, as provided in the Utility's rate stabilization plan. Instead of the requested relief, the CPUC approved a 90-day temporary rate increase that is grossly insufficient to recover ongoing wholesale power costs or to enable the Utility to borrow money to pay for these costs.

On January 26, 2001, an assigned CPUC commissioner's ruling was issued in the Utility's rate stabilization plan proceeding. The ruling stated that in phase one of the case, the scope of the proceeding will include
(1) reviewing the independent audits of the utilities accounts to determine whether there is a financial necessity for additional relief for the utilities, (2) reviewing TURN's accounting proposal to transfer the under-collected balances in the utilities' Transition Revenue Accounts to their respective Transition Cost Balancing Accounts and reviewing the generation memorandum accounts, and (3) considering whether the rate freeze has ended only on a prospective basis. The Utility had recommended that the issue of whether the rate freeze had ended at an earlier date, as the Utility previously has argued, should be addressed in phase one rather than reserved for a future phase of the proceeding.

The order also stated that the CPUC will address the issue of whether the utilities' electric procurement costs were reasonable and prudent in a later phase of the proceeding.

The procedural schedule for phase one sets hearings for February 15-21, 2001, with an anticipated final CPUC decision to be issued on March 27, 2001.

E.  Consulting Report

On January 31, 2001, the CPUC released the consultant's report, prepared pursuant to the CPUC's January 4, 2001 order, of the overall financial position of the Utility, PG&E Corporation, its other affiliates, and the flow of funds between these entities and the Utility. The report covers credit and default relationships, power purchases and cash flows, cash conservation activities, accounting mechanisms to track stranded cost recovery, inter-company cash flows, affiliate earnings in the California energy market, and other matters.

On January 30, 2001, the CPUC released its agenda for its meeting on February 8, 2001. The agenda indicates that the CPUC may consider opening an investigation and/or an order to show cause whether the California investor-owned utilities, including the Utility, have complied with past CPUC decisions authorizing their holding company formations and/or governing affiliate transactions, as well as applicable statues, and whether additional rules or changes are needed to address changing circumstances. The agenda item notes that if a proceeding is commenced, and if the CPUC determines that there has been noncompliance, it may order appropriate remedies, including but not limited to penalties and/or modifications or additions to the conditions, or otherwise, of the relevant decisions and that the CPUC may also impose other prospective rules, conditions, or other remedies, as appropriate, that may result from this inquiry. Neither the Utility nor PG&E Corporation can predict whether the CPUC will commence such a proceeding or what the outcome will be.

F.  CPUC Emergency Action
On January 31, 2001, the CPUC issued an interim decision taking emergency action to establish regulations to establish delivery and payment mechanisms relating to the California Department of Water Resources' (DWR) electric power purchases. The CPUC found that the DWR should sell power directly to retail end-use customers as opposed to making direct or indirect sales to the ISO or public utilities. The order requires the California investor-owned utilities (IOUs) to deliver the power purchased by DWR to retail end-use customers. The CPUC's decision establishes DWR's right to receive certain payments from retail end-use customers entitling DWR to receive a percentage of the amount each retail end-use customer currently is charged for electric energy. The decision establishes a method by which the IOUs shall collect such portion which is to be held in trust for DWR. If a shortfall exists between the cost of the power purchased by DWR for the IOUs' customers and the revenues collected from customers by the IOUs, the IOUs shall be obligated to pay the shortfall. The IOUs are required to file advice letters within 60 days to implement this provision in a manner that does not jeopardize the IOUs' financial stability. The Utility does not expect to be able to implement this provision in such a manner. The interim decision also requires the IOUs to file advice letters within 30 days to establish cost-based rates for their retained generation.

SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By:  CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                              By:  DINYAR B. MISTRY
                                  -----------------------------
                                  DINYAR B. MISTRY
                                  Vice President and Controller




Dated: February 1, 2001